Exhibit 5.1

May 7, 2008

Board of Directors

Trex Company, Inc.

160 Exeter Drive

Winchester, Virginia 22603-8605

Ladies and Gentlemen:

We are acting as counsel to Trex Company, Inc., a Delaware corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”), of 1,000,000 shares (the “Shares”) of common stock, par value $.01 per share, of the Company issuable pursuant to the Trex Company, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.   The Registration Statement.

2.   Copies of the Stock Incentive Plan and the forms of award agreement thereunder, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.   The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on April 28, 2008 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.   The Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.   Resolutions of the Board of Directors of the Company adopted effective March 8, 2005, March 13, 2008 and May 7, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.   Resolutions of the stockholders of the Company adopted at a meeting held on May 7, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.   Certificates of certain officers of the Company, dated the date hereof, as to certain facts relating to the Company.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the following opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Stock Incentive Plan and the award agreements thereunder and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board or a duly authorized committee thereof and the Stock Incentive Plan and the award agreements thereunder, the Shares that constitute original issuances by the Company will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.